FOR IMMEDIATE RELEASE

American Realty Capital Properties Revises Offer Upward to Purchase Merged Cole Credit Property Trust III to a Minimum of $13.59 Per Share, for $9.7 Billion Based on Newly Disclosed Financial Information Provided by Cole

Proposal Remains 10% Accretive to ARCP Stockholders

New York, New York, March 27, 2013 – American Realty Capital Properties, Inc. (“ARCP” or the “Company”) (NASDAQ: ARCP) announced today it has submitted a revised proposal (the “Proposal”) to the Board of Directors of Cole Credit Property Trust III, Inc. (“CCPT III”) to acquire 100 percent of the outstanding common stock of CCPT III. Following the Company’s review of pro forma operating results and other property-level information disclosed by CCPT III on March 25, 2013 and CCPT III’s claim that its internalization of Cole Holdings Corporation (“Cole Holdings”) cannot be averted, ARCP was able to calculate an increased value for CCPT III. Using this information, ARCP’s refined proposal contemplates acquiring CCPT III after the close of its acquisition of Cole for at least $13.59 per share in stock or $12.50 in cash, based upon information made publicly available by CCPT III on March 25, 2013. The transaction, valued at more than $9.7 billion including the assumption of debt, would create the largest and highest quality publicly traded REIT in the net lease sector.

The basic structure of the refined proposal remains largely the same as the original offer from March 19, 2013, but has been modified to incorporate the acquisition of Cole Holdings and take into account newly released property-level data suggesting increased value for CCPT III. While not ARCP’s preference, this proposal is being made public due to CCPT III’s unwillingness to discuss the proposal directly.

The revised proposal now offers:

•	Improved Cash and Stock Consideration: ARCP is prepared to acquire 100% of the outstanding common stock of CCPT III for either: (i) 0.80 of a share of ARCP common stock for each share of CCPT III common stock, with a guarantee that the value of the share consideration will not be less than $13.59 per share (with the added benefit of a significant upside) or (ii) $12.50 per share in cash. We are proposing that $1.2 billion (or approximately 20% of the outstanding shares of CCPT III common stock) will be paid with ARCP’s currently available cash or from its existing credit facility, and the balance will be paid in ARCP shares.

•	Dividend Increase: ARCP would still move forward with its seventh consecutive quarterly dividend increase to 93 cents per share annually which would take effect upon closing of the transaction.

•	Immediate Accretion of 10% to ARCP’s AFFO per share: Our Proposal results in an increase to combined ARCP and CCPT III pro forma 2013 and 2014 AFFO, resulting in part from a significant reduction in operating costs, namely due to an elimination of CCPT III asset management fees and a pronounced reduction of G&A expenses.

The full text of the proposal letter to CCPT III’s Board of Directors is included below:

March 27, 2013

BY EMAIL AND FEDEX

Board of Directors
Cole Credit Property Trust III, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, AZ 85016

To the Board of Directors of Cole Credit Property Trust III, Inc. (“CCPT III”):

We reviewed the pro forma operating results and other property-level information that you provided to us and the investment public for the first time in your Form 8-K filed on March 25, 2013, and have had an opportunity to review the property-level data contained therein. Based on that data, we are able to calculate an increased value for CCPT III and accordingly have refined our proposal (the “Proposal”).

In addition, in light of your claims that the announced internalization/merger transaction with Cole Holdings Corporation (“Cole Holdings” and the “Internalization”) cannot be averted, we therefore propose that American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP”) acquire both CCPT III and Cole Holdings as a merged entity.

We firmly believe our fully financed Proposal, detailed below, is a full and fair offer and well within the valuation you ascribed to CCPT III and Cole Holdings in your March 25 filing, but without all the attendant risks of a proposed listing on uncertain terms and timing.

The basic structure of our refined Proposal remains largely the same, however it has been modified to incorporate the acquisition of Cole Holdings and take into account newly released property-level data suggesting increased value for CCPT III. Our Proposal now offers not less than $13.59 per share, implying a minimum equity value for CCPT III and Cole Holdings of approximately $6.7 billion. This equity value assumes 492.0 million shares of CCPT III common stock outstanding, consisting of 481.3 million shares of CCPT III common stock outstanding as of the date of the merger agreement, plus 10.7 million shares of CCPT III common stock to be issued to Cole Holdings in connection with the Internalization, each purchased at $13.59 per share. As previously mentioned, the cash component of our Proposal is fully funded by cash on hand at ARCP and borrowing capacity under ARCP’s existing credit facility. Our Proposal remains 10% accretive to our ARCP stockholders due to the increased property-level revenues we were able to discern from the data contained in your March 25 filing.

As you are well aware, we again reached out to you, Cole Holdings’ management and your advisors numerous times over past few days, to no avail as of the date of this letter. We continue to believe that at this point negotiating in a public forum, although not our preference, is the only path available to us due to your refusal to engage with us privately in a productive manner. Therefore we are compelled to disclose our Proposal to the investment public and the CCPT III stockholders. Also included with this letter is a presentation that further outlines the significant opportunity for CCPT III stockholders who choose to take ARCP stock in this transaction.

The terms of our Proposal are outlined immediately below:

•	CCPT III stockholders will receive at least $13.59 per share of value: ARCP is prepared to acquire 100% of the outstanding common stock of CCPT III, at the election of CCPT III’s stockholder, for either: (i) 0.80 of a share of ARCP common stock for each share of CCPT III common stock, with a guarantee that the value of the share consideration will not be less than $13.59 per share (with the added benefit of a significant upside), or (ii) $12.50 per share in cash. We are proposing that $1.2 billion (or approximately 20% of the value of the outstanding shares of CCPT III common stock) will be paid with ARCP’s currently available cash on hand or from its existing credit facility, and the balance will be paid in ARCP shares.

•	CCPT III stockholders will receive an equivalent annual dividend of 74.4 cents per share, a 15% increase over their current dividend: ARCP plans to declare its 7th consecutive quarterly dividend increase to an annual dividend of 93 cents per share, effective upon closing of the transaction. As a result, CCPT III stockholders who elect stock consideration will receive an equivalent dividend of 74.4 cents per share (93 cents x 0.80 exchange ratio), a 15% increase (9.4 cents per share increase) over CCPT III’s current 65 cent per share dividend.

•	CCPT III stockholders will not be “locked up”: All CCPT III shares converted into ARCP shares will be immediately tradable on NASDAQ; stockholders will not be “locked up.” Unlike the Internalization and the proposed listing of CCPT III, significant market support and liquidity is anticipated in ARCP common stock from numerous index inclusions at and subsequent to closing.

•	CCPT III stockholders who take ARCP stock will benefit from a tax-free exchange safe harbor: The stock-for-stock option is designed to provide CCPT III stockholders with a tax-free exchange for those who elect to receive stock consideration.

•	ARCP expects the proposed transaction will be immediately accretive to AFFO per share by 10%: Our Proposal results in an increase to combined ARCP and CCPT III pro forma 2013 and 2014 AFFO, resulting in part from a significant reduction in operating costs, namely due to an elimination of CCPT III asset management fees and a pronounced reduction of G&A expenses.

We note that, in response to our initial letter, Cole Holdings’ management made various claims and released certain inaccurate information distracting from the fact that: (i) ARCP’s offer to acquire CCPT III was a legitimate and bona fide offer, superior to that proposed by the Internalization; and (ii) CCPT III’s stockholders should be given a voice and a choice in an affiliated transaction as material as the proposed Internalization. We continue to believe that Cole Holdings’ misdirection is intended to simply distract attention from the fact that ARCP’s Proposal provides maximum risk-adjusted value to CCPT III’s stockholders.

Given the dilutive and costly nature of the Internalization,estimated at $165 millon or 34 cents per share to be paid for by CCPT III’s stockholders, we continue to believe CCPT III stockholders would benefit most from a transaction that would not include the Internalization of Cole Holdings. However, we understand that your recent disclosures reflect your commitment to proceed with the Internalization. Therefore, our Proposal to buy the combined companies is indicative of our continuing commitment to find a way to bring our two companies together – with or without the Internalization.

The outsized Internalization fees, we believe, inherently serve to misalign the interests of CCPT III stockholders and the owners of the advisor. They serve to enrich the Cole Holdings advisor without regard to actual investment performance. The fees associated with the Internalization are illustrated immediately below:

Description	Amount	Note
Internalization Stock Payment	$145,565,548	(1)
Internalization Cash Payment	$20,000,000
Internalization Fees	165,565,548	(2)
Contingent Listing Consideration	N/A	(3)
Earn Out Based on Performance	TBD	(4)
Subordinated Incentive Fee	$226,723,857	(5)
Less: Subordinated Incentive Fee Discount	$(56,680,964)	(6)
Total Fees Paid to Cole Holdings	$335,608,441

(1)	10,711,225 shares at $13.59/share.
(2)	Equivalent to 34 cents per share.
(3)	2,142,245 shares to be issued upon listing will be cancelled.
(4)	Earn out is payable on a 2-year trailing average multiple of EBITDA in excess of $25 million. Cole Holdings management expects approximately $29 million of 2013E pro forma EBITDA contribution from Cole Holdings alone.
(5)	($13.59 - $10.45) x 481,367,000 shares outstanding x 15% where $10.45 is the hurdle price and 15% is the promote interest.
(6)	25% reduction in subordinated incentive listing fee.

Our Proposal has the unanimous support of ARCP’s Board of Directors, and we are prepared to devote all necessary internal and external resources to consummate this transaction. Our Proposal is subject to customary conditions, including: (1) completion of confirmatory due diligence by ARCP on CCPT III and Cole Holdings; (2) execution of a definitive merger agreement; and (3) receipt of stockholder approvals (for the issuance of shares of ARCP common stock, as required by NASDAQ).

As we have previously explained, we remain prepared to meet immediately and commence discussions with you and your advisors directly. We are confident that, if we work together, we can quickly complete a transaction that is in the best interests of the stockholders of both of our companies.

Sincerely,

/s/ Nicholas S. Schorsch

Nicholas S. Schorsch
Chairman and CEO
American Realty Capital Properties, Inc.

Transaction Advisors

Barclays Capital Inc. and RCS Capital, a division of Realty Capital Securities, LLC, are acting as ARCP’s financial advisors and Proskauer Rose LLP and Weil, Gotshal & Manges LLP as its legal advisors.

About ARCP

ARCP is a publicly traded Maryland corporation listed on The NASDAQ Global Select Market that qualified as a real estate investment trust for U.S. federal income tax purposes for the taxable year ended December 31, 2011, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com.

Additional Information about the Proposed Transaction and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication relates to a business combination transaction with CCPT III proposed by ARCP, which may become the subject of a registration statement filed with the Securities and Exchange Commission (“SEC”). This material is not a substitute for the proxy statement/prospectus ARCP would file with the SEC regarding the proposed transaction if such a negotiated transaction with CCPT III is reached or for any other document which ARCP may file with the SEC and send to ARCP’s or CCPT III’s stockholders in connection with the proposed transaction. INVESTORS AND SECURITIY HOLDERS OF ARCP AND CCPT III ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Such documents would be available free of charge through the website maintained by the SEC at www.sec.gov or by directing a request to the ARCP Investor Relations Department, 405 Park Avenue, New York, New York 10022. Copies of such documents filed by ARCP with the SEC also will be available free of charge on ARCP’s website at www.arcpreit.com.

Participants in Solicitation

ARCP, AR Capital, LLC and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from ARCP’s and CCPT III’s stockholders in respect of the proposed transaction. Information regarding ARCP’s directors and executive officers can be found in ARCP’s definitive proxy statement filed with the SEC on May 4, 2012, as modified by ARCP’s current reports on Form 8-K filed with the SEC on October 17, 2012 and March 6, 2013. Additional information regarding the interests of such potential participants will be included in any proxy statement/prospectus and other relevant documents filed with the SEC in connection with the proposed transaction if and when they become available.

All information in this communication concerning CCPT III, including its business, operations and financial results was obtained from public sources.  While ARCP has no knowledge that any such information is inaccurate or incomplete, ARCP has not had the opportunity to verify any of that information.

Forward-Looking Statements

Information set forth in this communication (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors, many of which are outside ARCP’s control, that could cause actual results to differ materially from those contained in the forward-looking statements. Such risks and uncertainties relating to the proposed transaction include, but are not limited to, CCPT III’s failure to accept ARCP’s proposal and enter into definitive agreements to effect the transaction, whether and when the proposed transaction will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations or projections with respect to the combined company, including regarding future dividends and market valuations, and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the ability to obtain regulatory and stockholder approvals for the transaction; market volatility; unexpected costs or unexpected liabilities that may arise from the transaction, whether or not consummated; the inability to retain key personnel; ARCP’s ability to achieve the cost-savings and synergies contemplated by the proposed transaction within the expected time frame; ARCP’s ability to promptly and effectively integrate the businesses of CCPT III and ARCP; disruption from the proposed transaction making it more difficult to maintain relationships with tenants; the business plans of the tenants of the respective parties; continuation or deterioration of current market conditions; and future regulatory or legislative actions that could adversely affect the companies. Additional factors that may affect future results will be contained in ARCP’s filings with the SEC from time to time. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Tom Johnson / Ian Campbell	Brian S. Block, EVP & CFO
Abernathy MacGregor	American Realty Capital Properties, Inc.
tbj@abmac.com / idc@abmac.com	bblock@arlcap.com
Ph: 212-371-5999 / 213-630-6550	Ph: 212-415-6500

Anthony J. DeFazio
Diccicco Battista Communications
tdefazio@dbcworks.com
Ph: 484-342-3600